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                                                                  Exhibit 99.1


                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                        PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

  DATE OF REPORT:                                      Commission File Number:
   MAY 29, 1997                                                0-11672
   ------------                                                -------

                             HORIZON BANCORP, INC.
                             ---------------------
             (Exact name of registrant as specified in its charter)

          WEST VIRGINIA                                  55-0631939
          -------------                                  ----------
 (State or other jurisdiction of            (I.R.S. Employer Identification No.)
  incorporation or organization)

           ONE PARK AVENUE, BECKLEY, WV                             25801
           ----------------------------                             -----
     (Address of principal executive offices)                     (Zip Code)

                                 (304) 255-7000
                                 --------------
              (Registrant's telephone number, including area code)


                        (This report contains (1) page)


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ITEM 5.  OTHER EVENTS

On May 19, 1997, Horizon Bancorp, Inc. ("Horizon") announced the signing of a letter of intent with Beckley Bancorp, Inc. ("Beckley") providing for the acquisition of Beckley and its subsidiary, Beckley Federal Savings Bank, by Horizon.

Pursuant to the terms of the proposal, shareholders of Beckley will receive Twenty Five Dollars and Sixty Four Cents ($25.64) in cash for each of the outstanding shares of Beckley. The acquisition, which is an all cash transaction, will be accounted for as a purchase transaction. Beckley reported total assets of $44.6 million and stockholders' equity of approximately $11.2 million. The transaction, which is subject to approval by the appropriate regulatory authorities and the shareholders of Beckley, is expected to be completed in the third quarter.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c).  Exhibits.

         20.  Press release dated May 19, 1997

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        HORIZON BANCORP, INC.

                                        By:  /s/ Frank S. Harkins, Jr.
                                            ------------------------------
                                            Chairman of the Board and CEO

Date:  May 29, 1997


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                                                                      Exhibit 20


NEWS RELEASE
FOR RELEASE:  MAY 19, 1997

Contacts:  C. Duane Blankenship, Vice President & CFO
           Horizon Bancorp, Inc.
           (304) 255-7310

           Duane K. Sellards, President & CEO
           Beckley Bancorp, Inc.
           (304) 252-6201

HORIZON BANCORP AND BECKLEY BANCORP ANNOUNCE INTENT TO MERGE

Horizon Bancorp, Inc. ("Horizon") and Beckley Bancorp, Inc. ("Beckley") jointly announce today that they have entered into a non-binding letter of intent providing for the acquisition of Beckley by Horizon through a merger of Beckley into Horizon and a merger of Beckley Federal Savings Bank, a wholly owned subsidiary of Beckley, into Bank of Raleigh, a wholly owned subsidiary of Horizon. The joint announcement was made by Frank S. Harkins, Jr., Chairman and CEO of Horizon and Duane K. Sellards, President and CEO of Beckley.

Pursuant to the terms of the proposal, shareholders of Beckley will receive Twenty Five Dollars and Sixty Four Cents ($25.64) in cash for each of the outstanding shares of Beckley. The transaction value is approximately $16.9 million. This merger, which is an all cash transaction, will be accounted for as a purchase transaction.

Frank S. Harkins, Jr., Chairman and CEO of Horizon, commented "Raleigh County is the flagship market of our organization. The addition of Beckley's Harper Road location will enhance our existing branch network. It is situated in an area which is enjoying significant economic growth and will be strategic as we compete with "out of area" financial service providers entering our market. We will continue Beckley's tradition of providing quality banking services while introducing our vast array of financial products and services and our six convenient locations to Beckley's existing customers."

Duane K. Sellards, President and CEO of Beckley, commented "The joining of our company with Horizon affords us a great opportunity by combining our market share with a company that already knows our community and is committed to its growth and development. An important factor in the decision was the similar community banking philosophies of the two companies and the commitment to customer service."

The transaction is subject to approval by the appropriate regulatory authorities and the stockholders of Horizon and Beckley with an expected closing during the third quarter of 1997.


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Horizon operates five banks with twenty-one offices in West Virginia. Counties served include Raleigh, Fayette, Greenbrier, Summers, Pocahontas, Cabell, Lincoln, and Wayne. At March 31, 1997 Horizon had consolidated assets of $942.8 million, total loans of $644.2 million and deposits of $789.4 million. For the three months ended March 31, 1997 Horizon earned $3,242,000 which represents an annualized return on average assets of 1.38% and an annualized return on average equity of 11.76%. Horizon is a multi-bank holding company headquartered in Beckley, West Virginia. Horizon's common stock is traded on the NASDAQ National Market System with a ticker symbol of HZWV.

Beckley operates one bank with two offices located in Beckley, Raleigh County, West Virginia. Horizon presently operates six offices of Bank of Raleigh; five offices in Beckley, Sophia, and Beaver, Raleigh County, West Virginia and one office in Oak Hill, Fayette County, West Virginia. Beckley reported total assets of $44.6 million, total deposits of $33.0 million and total loans of $20.4 million at March 31, 1997.